Exhibit 10.18

PRUDENTIAL PLC
GROUP HUMAN RESOURCES
12 ARTHUR STREET
PERSONAL — ADDRESSEE ONLY	LONDON EC4R 9AQ
Michael I Falcon ***
TEL 020 7220 7588
FAX 020 7548 3880
www.prudential.co.uk

11 October 2018

Dear Michael

YOUR PROPOSED PRUDENTIAL APPOINTMENT & CONTRACT OF EMPLOYMENT

Following our recent discussions, I am delighted to formally offer you the role of Chairman and Chief Executive Officer of the North American Business Unit. In this role, you will report to me as Group Chief Executive, Prudential plc.

This letter summarises the Company’s offer to you. I have also included a contract for you to sign which is the standard contract used within Prudential plc for Executive Directors.

I look forward to agreeing a mutually convenient start date with you.

Remuneration and benefits

Base Salary

Your base salary will be $800,000 per annum. Salaries are reviewed with effect from 1 January each year.

Incentive Plans

You will be eligible to participate in the following discretionary incentive plans:

(i)	The Jackson Senior Management Bonus Pool, your share of which will be 10% of any pool generated annually.

You will be eligible for a full year Jackson Senior Management Bonus Pool in 2019, provided that before 31 December 2019 you are not dismissed for Cause or you have not voluntarily resigned as Chairman and Chief Executive Officer of the North American Business Unit.

(ii)	An annual incentive plan (“AlP”) based on Group performance measures. You will have a maximum AlP opportunity of 100% of annual salary.

Again, you will be eligible for a full year AlP in 2019, provided that before 31 December 2019 you are not dismissed for Cause or you have not voluntarily resigned.

You will be required to defer 40% of the total bonus awarded to you in any year (i.e. Bonus Pool and AlP) into Prudential shares (ADRs). These shares will vest three years after the date of the award, subject to malus and clawback provisions. Bonus awards are not pensionable.

Prudential plc, Laurence Pountney Hill, London EC4R 0HH. ·

Incorporated and registered in England and Wales. Registered Office as above. Registered number 1397169.

Prudential plc is a holding company, subsidiaries of which are authorised and regulated, as applicable, by the Prudential Regulation Authority and the Financial Conduct Authority.

(iii)	Annual long term incentive awards with a value at award of 400% of salary will be made under the Prudential Long Term Incentive Plan (“PLTIP”).

Should you join the Company part way through a financial year, your first PLTIP award will be calculated on a pro-rated basis in respect of your time employed. Awards vest after three years, subject to the achievement of performance conditions. The net vested value of awards must be held for two years after the end of the performance period, subject to malus and clawback provisions.

These arrangements are provided by the Directors’ remuneration policy, which is reviewed every three years. The Directors’ remuneration policy is scheduled to be reviewed during 2019.

Joining arrangements

I understand that in agreeing to join Prudential, you may forfeit your 2018 JP Morgan bonus and your outstanding RSU and MIP awards. If this is the case, Prudential will compensate you for your loss by making replacement awards as follows:

(i)

A replacement bonus will be paid to compensate you for the loss of your 2018 JP Morgan bonus. 60% of this bonus will be paid in cash with 40% deferred into Prudential ADRs. These ADRs will vest three years after the date of award, subject to malus and clawback provisions.

Sarbanes-Oxley requirements and UK proxy voting agencies’ expectations mean that we must ask for evidence before making replacement awards. If you are able to provide written confirmation from your current employer of the value of your forfeited JP Morgan 2018 bonus based on performance achieved, we will compensate you for this value. If it is not possible to secure this confirmation, we will compensate you using the average of your total JP Morgan bonuses for 2016 and 2017 and will ask you for bonus letters or similar evidence of these amounts.

(ii)

We will replace any RSU and/ or MIP awards that you forfeit with Prudential awards of the same value. These replacement awards will be released in line with the vesting timeframe attached to your original awards and will be subject to malus and clawback provisions. Where your current awards have performance conditions, Prudential conditions will be attached to your replacement awards.

These replacement awards will be in the form of:

a.	Prudential ADRs, calculated using the 5 days average closing share prices of Prudential and JP Morgan prior to your start date with Prudential, and/ or;

b.

Where necessary under the UK or Hong Kong Listing Rules, options to subscribe for Prudential ADRs at their nominal value. The value of options allocated to you would take account of the consideration that you would have to pay on exercise.

We will require confirmation from your current employer or share plan administrator of the RSU and/ or MSP awards which you forfeit.

If the JP Morgan awards you forfeit do not have performance conditions, we will use a bespoke plan to make the replacement awards. In this case, the following terms will apply to the replacement awards:

•	In the event of a change of control of Prudential plc resulting in your role being eliminated or reduced in scope, these replacement awards would be become exercisable in full immediately.

•

In the event that you leave Prudential plc within 12 months of the start of your Prudential plc employment, 50% of the outstanding replacement awards will vest immediately, provided that you are not dismissed for Cause, do not voluntarily resign and provided that there has not been a significant risk failure in NABU under your leadership.

•

In the event that you leave Prudential plc between 13 and 24 months of the start of your Prudential plc employment, 100% of the outstanding replacement awards will vest immediately, provided that you are not dismissed for Cause, do not voluntarily resign and provided that there has not been a significant risk failure in NABU under your leadership.

We will compensate you for 50% of the costs of the legal fees you have incurred for the review of your Prudential plc contract of employment, up to a value of $10,000.

Pension and Risk benefits

You will be provided with pension benefits of 25% of salary. Part of this benefit will be delivered as a mandatory profit sharing contribution to the 401 (k) Jackson Defined Contribution Retirement Plan, which is a requirement for all Jackson employees. The profit sharing contribution will be between 4% and 6% of pensionable pay (up to $18,500 for 2018, on a full year basis). The balance will be delivered to you as a monthly pension supplement, subject to the normal deductions.

For the purposes of determining your monthly pension supplement payments, it will be assumed that the full 6% profit sharing contribution is received. If the actual profit sharing contribution for the year is less than this, then you will receive a balancing payment in respect of the difference.

You will also be eligible to make voluntary contributions to the 401(k) Jackson Defined Contribution Retirement Plan should you so wish.

In addition, you will receive a death in service benefit equal to 2 times your basic salary. This may be subject to medical underwriting.

Healthcare

You will be entitled to US private medical and dental insurance for you and your family on the same basis as other US employees. HR colleagues in Jackson will provide detail of the US health plan and the options available to you.

Holiday

You are entitled to paid time off for breaks away from work in each calendar year (in addition to public holidays) as the proper performance of your duties permits. Under normal circumstances this is not expected to exceed six weeks in any year.

Travel

As a member of the Board you are entitled to first class travel on Company business. If the policy changes for the Board, then any change in policy will apply to yourself.

Since your role will involve travel to the United Kingdom in your capacity as a member of the Board, you will be required to apply for a United Kingdom visa. The Company will bear the costs of this application.

Tuition benefit

You will be eligible to receive a tuition benefit for your dependent children. This will be provided in line with the US policy in force at the time.

Relocation Arrangements

To facilitate your move to the United States we will:

•	Provide reasonable support for shipping your personal effects from Hong Kong to the US;

•	Support the preparation of any necessary Hong Kong tax returns;

•	Meet the costs of one way business class flight tickets to the US for you and your dependant family members; and

•	Provide support for your move from New Jersey to Nashville under our US domestic relocation policy.

I understand that you hope to end the lease on your Hong Kong apartment prior to joining Prudential plc. If this is not possible, we will pay any rent due between 1 January 2019 and the lease expiring on 31 July 2019, subject to Prudential plc having the opportunity to utilise the residence between these dates.

The Company will pay any tax due on these relocation benefits. All payments are subject to your being employed by Prudential at the date of payment and not under notice either given or received. The payments would also be repayable in full should you leave or give notice of your intention to leave within two years of any payments being made.

Tax

You will be responsible for ensuring the appropriate tax is paid on your earnings and benefits. The Company will meet the reasonable costs of obtaining professional advice and preparation of returns from an organisation acceptable to the Company.

However, if you incur UK taxes as a result of discharging your Board duties in the UK, the Company will be responsible for these liabilities.

Notice period

As outlined in Clause 2 of your contract of employment, your notice of termination, to the Company and from the Company, will be 12 months.

Share ownership guidelines

You will be subject to a share ownership guideline of 250% of salary. You are expected to meet this guideline within five years of your date of appointment to the role of Chairman and Chief Executive Officer of the North American Business Unit.

Conclusion

This offer is subject to regulatory approval, the satisfactory completion of background checks to meet regulatory requirements, and to an occupational health assessment.

Michael, I very much hope that you will accept this offer by signing and returning a copy of this letter. A further copy is enclosed for your records.

I look forward to working with you in your new role.

Yours sincerely

Mike Wells

Group Chief Executive, Prudential plc

I am pleased to accept the role of Chairman and Chief Executive Officer of the North American Business Unit and accept the terms and conditions detailed in this letter.

Signed

Michael | Falcon

Dated

Definitions

In this letter:

“Board” means the board of directors of Prudential or a duly constituted committee of the board of directors of Prudential;

“Prudential” means Prudential plc;

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